Exhibit 10.1

CONTRA T DE TRAVAIL A DUREE INDETERMINEE

INDEFINITE TERM EMPLOYMENT CONTRACT

Entre:	English Translation for information purposes only By and between:

La société Vapotherm, Inc., société de droit américain, dont le siège social est situé 22 Industrial Drive, Suite 1, Exeter, NH 03833, Etats-Unis d’Amérique, immatriculée sous le Numéro SIRET 818 620 650 00015, représentée par Monsieur Joseph F. Army, agissant en qualité de Président Directeur Général de la Société,

Vapotherm, Inc., an American company, which registered address is at 22 Industrial Drive, Suite I, Exeter, NH 03833, United-States of America, registered under the SIRET number 818 620 650 00015, represented by Mr. Joseph F. Army, acting in the capacity as President, Chief Executive Officer of the Company,

ci-après “la Société” d’une part,	Hereinafter “the Company” of the first part,
et	and
Monsieur Grégoire RAMADE, de nationalité française, né [* * *] à Beyrouth au Liban, immatriculé à la Sécurité Sociale sous le numéro [* * *], demeurant au [* * *], France.	Mr. Grégoire Ramade, a French citizen, born on [* * *], in Beirut, Lebanon, registered in the Social Security under number [* * *], whose address is at [* * *], France.
ci-après “le Salarié” d’autre part,	Hereinafter “the Employee” of the second part,
Collectivement désignées ci-après par les «Parties» et individuellement par la « Partie ».	Collectively designated hereinafter by the “Parties” and individually by the “Party”.
Il a été convenu ce qui suit:	The Parties have agreed as follows:
Article 1 - Engasement-Période d’essai	Article 1 – Engagement-Trial period

Par le présent contrat, la Société engage le Salarié, qui accepte, en qualité de Vice-Président des Ventes Internationales sous réserve des résultats de la visite médicale d’embauche, et pour un contrat à durée indéterminée.

The Company hereby hires the Employee, who accepts, in the quality as Vice President of International Sales, subject to the results of the hiring medical check up, for an indefinite term contract.
Cet emploi relève de la Catégorie Cadre correspondant à la position IIIC, coefficient 240 (24) de la convention collective applicable à la Métallurgie (Ingénieurs et Cadres).	The position is in Category Cadre corresponding to position IIIC, coefficient 240 (24) of the collective bargaining agreement applicable to Metal Industry (Engineers and Cadres).

Le Salarié déclare formellement être libre de tout engagement vis-à-vis de tout autre employeur, et notamment ne pas supporter d’obligation spécifique en matière de non-concurrence.	The Employee hereby formally states that he is free from any undertaking towards another employer, including from any specific non competition duty.

Les relations entre les Parties au présent contrat seront régies par les dispositions légales et réglementaires en vigueur, par celles de la Convention Collective Nationale actuellement appliquée au sein de la Société, qui à titre d’information, est celle de la Métallurgie (Ingénieurs et Cadres), ainsi que par les dispositions du présent contrat.

The relationship between the Parties to this contract shall be governed by applicable legal and regulatory provisions, by the Collective Bargaining Agreement currently applicable within the Company, which for information purposes, is that of the Metal Industry (Engineers and Cadres), and by the provisions of this contract.

Les Parties conviennent expressément d’une période d’essai -réciproque de quatre (4) mois durant laquelle chacune d’elle pourra mettre fin au contrat sans indemnité, en respectant, le cas échéant, le délai de prévenance conventionnel, ou s’il s’avérait être supérieur, le délai de prévenance fixé impérativement par la loi.

The Parties formally agree on a mutual trial period of four (4) months during which each party may terminate the contract without compensation, subject to the notice period provided for in the collective bargaining agreement, or if longer the notice period provided for by law.

Cette période d’essai pourra, le cas échéant, être renouvelée une fois pour une période de deux (2) mois par accord entre les Parties.	This trial period may be renewed once for a period of two (2) months, by agreement between the two Parties.
Article 2 - Durée du contrat	Article 2 - Term of the contract
Le présent contrat est conclu pour une durée indéterminée à compter du 23 Mai 2016 au plus tard	This contract is entered into for an indefinite time period, beginning May 23 2016 at the latest.

Il pourra être rompu à l’initiative de l’une ou l’autre des Parties, sous réserve de respecter les dispositions de l’article L. 1231-1 du Code du travail et, sauf faute grave ou lourde, un délai de préavis déterminé conformément aux stipulations de la Convention Collective applicable.

It may be terminated by either Party, subject to complying with the provisions of article L. 1231-1 of the Labour Code and, except in the event of serious misconduct, a notice period determined in accordance with the stipulations of the applicable Collective Bargaining Agreement.

II pourra également être rompu par consentement mutuel conformément à l’article L.1237-11 du Code du Travail.	It may also be terminated by mutual consent, according to article L. 1237-11 of the Labour Code.
Article 3 - Fonctions	Article 3 - Responsibilities
Dans le cadre de ses fonctions de Vice-Président des Ventes Internationales, le Salarié aura les responsabilités qui sont détaillées dans la description de tâches jointe en annexe au présent contrat.	As part of his position as Vice President of International Sales, the Employee will have the duties which are detailed in the job description in appendix to this contract.
Le Salarié rapportera au Président Directeur Général de la Société, à savoir actuellement Monsieur Joseph F. Army.	The Employee will report to the Company’s Chief Executive Officer, who is currently Mr. Joseph F. Army.

La définition des fonctions en annexe n’est pas exhaustive, et il est expressément convenu que les attributions, tâches et rapports hiérarchiques du Salarié pourront être modifiés ou adaptés selon les besoins de la Société.

It is formally agreed that the responsibilities, assignments defined in the appendix, as well as the line of command of the Employee may be changed or adapted based on the Company’s needs.

Le Salarié s’engage à consacrer son temps et tous ses efforts au profit de la Société et devra exécuter ses tâches au mieux de ses capacités, en respectant les politiques et procédures le cas échéant mises en place par la Société, susceptibles de modifications qui seront alors portées à la connaissance du Salarié.

The Employee undertakes to devote his work time and all his efforts for the benefit of the Company and shall perform his duties to the best of his ability, in the full respect of all policies and procedures if applicable set by the Company and subject to changes about which the Employee shall be informed.

Article 4 - Lieu du travail et mobilité géographique	Article 4 - Place of work and geographical mobility
Le Salarié exercera principalement ses fonctions depuis son domicile qui à la date de signature du présent contrat est situé [* * *], France.	The Employee shall perform his duties from his domicile located at the time of signature of the current contract at [* * *], France.

En dehors de ses déplacements, le Salarié sera rattaché à l’adresse de son domicile [* * *]. Le Salarié accepte expressément toute mobilité géographique qui le rattacherait à tout(e) autre bureau ou agence, existant(e) ou à créer, silué(e) à Paris ou dans toute la région Ile-de-France.

When not travelling, the Employee shall be based on his home address located [* * *]. The Employee formally agrees to any geographical mobility, relocating him to any other office, or agency, whether present or future, located in Paris or in the region of Ile de France.

Il est expressément entendu qu’un tel changement d’affectation géographique ou le	It is specifically agreed that such a change in the geographical assignment or the fact for the Employee to no longer work from his domicile

fait pour le Salarié de ne plus travailler depuis son domicile ne serait pas considéré comme une modification du contrat de travail.	shall not be considered as a change of the employment contract.

Par ailleurs, il est expressément convenu et accepté que le Salarié sera amené à effectuer, au titre des fonctions qui lui sont confiées par la Société, de très fréquents déplacements tant en France qu’à l’étranger, notamment en Union Européenne, dont Royaume-Uni, aux Etats-Unis d’Amérique, au Brésil et au Japon.

In addition it is expressly agreed and accepted that the Employee will be required, in the course of his duties, to perform very frequent travels in France as well as abroad, notably within European Union, including United-Kingdom, United-States of America, Brazil and Japan.

Les conditions des déplacements du Salarié se feront conformément à la politique de déplacements professionnels en vigueur dans la Société au moment des déplacements et dans le respect de la réglementation française en vigueur en la matière.

The conditions in which the Employee will travel will be in accordance with the Company’s most recent Travel Policy at the time of the travel and accordingly to the applicable French regulations on this matter.

Article 5 - Durée et organisation du travail	Article 5 - Working time organization

5.1    Compte tenu de la grande indépendance dont bénéficiera le Salarié dans l’organisation de son emploi du temps, de son niveau de rémunération qui se situe dans les plus élevés des systèmes de rémunération pratiqués dans l’entreprise, et dans la mesure où il est habilité à prendre des décisions de façon largement autonome, le Salarié sera considéré comme cadre dirigeant au regard de l’article L. 3111-2 du Code du travail, et ne sera donc pas soumis à la législation sur la durée du travail.

5.1    Because of the great independence that the Employee will have in organising his working time, his level of compensation, one of the highest in the company’s compensation system, and to the extent he is authorised to make decisions in a broadly autonomous manner, the Employee shall be considered as an executive manager with regards to article L.3111-2 of the Labour Code, and shall therefore not be subjected to the working time regulations.

5.2    Le Salarié pourra être joint par téléphone à son domicile entre 9 heures et 19 heures. Ces plages horaires permettront à la Société de joindre le Salarié dans le cadre de l’exécution de ses fonctions.

5.2 The Employee may be contacted by phone at his home between 09:00 a.m. 07:00 p.m. These time slots will enable the Company to call the Employee in the framework of the fulfillment of his duties.

Article 6 - Rémunération	Article 6 - Remuneration
6.1 Salaire fixe de base et indemnité de sujétion	6.1 Fixed annual remuneration and inconvenience allowance

En contrepartie de l’exécution de ses fonctions, le Salarié perceira une rémunération forfaitaire annuelle d’un montant brut de cent-quatre-vingt-quînze-mille euros (195.000,00€), incluant l’indemnité de sujétion liée à l’utilisation à titre professionnel d’une partie de son domicile, d’un montant annuel brut de sept-mille-deux-cents euros (7.200,00€).

As consideration for the performance of his duties, the Employee shall receive a fixed annual compensation in a gross amount of one hundred ninety five thousand Euros (€195,000.00), including the inconvenience allowance related to the use for professional purposes of a part of his domicile, which gross yearly amount is seven thousand two hundred Euros (€7,200.00).

Cette rémunération sera versée par douzième chaque mois.	The salary shall be paid by one twelfth each month.

Il est d’ores et déjà convenu que si, à la demande de la Société, le lieu de travail du Salarié ne devait plus être son domicile personnel, le montant de l’indemnité de sujétion serait réintégré dans son salaire de base.

It is already agreed, that in the event where the Company asks the Employee to no longer have his place of work at his private home, the inconvenience allowance will be integrated into his base salary.

6.2 Rémunération variable	6.2 Variable compensation

Le Salarié pourra par ailleurs recevoir une rémunération variable pour chaque année travaillée dans te cadre du présent contrat. Le montant et l’attribution de cette rémunération variable sont subordonnés à l’atteinte d’objectifs par la Société et/ou à l’atteinte d’objectifs individuels par le Salarié qui lui seront communiqués au moins une fois par an et en tout état de cause dans un délai raisonnable préalablement à toute modification. Les conditions, ainsi que les modalités de calcul et de paiement de cette rémunération variable sont détaillées dans le document « Plan de Rémunération Variable, Vice-Président Ventes Internationales ».

The Employee may also receive a variable remuneration for each year worked in the framework of this contract. The amount and granting of this variable remuneration will be contingent upon achievement of goals by the Company and/or individual goals by the Employee which will be communicated to him at least once a year and in any case within a reasonable time prior to any change. The conditions and the method of calculation and payment of this bonus are detailed in the document “VP Int’l Sales Commission Plan”.

Le Plan de Rémunération Variable sera révisé annuellement par la Société et fera également l’objet d’une discussion entre le Salarié et la	The Commission Plan will be reviewed on an annual basis by the Company and will also be discussed between the Employee and the

Société, qui le lui communiquera dans sa version finale en temps opportun.	Company, which will communicate it to him in its final version in a timely manner.

Le Plan de Rémunération Variable pour l’année 2016 sera communiqué au Salarié dans les meilleurs délais et avant sa date d’embauche. Dans le cadre du présent contrat, les Parties conviennent des conditions essentielles dudit Plan qui seront les suivantes:

The Commissions Plan for the year 2016 will be communicated as soon as possible to the Employee and before his hiring date. In the framework of this contract, the Parties agree to essential conditions of the said Plan which will be as follows:

–   Le montant brut de rémunération variable qui pourra être versé au Salarié pourrait atteindre soixante-quinze-mille euros (75.000,00€), à 100% des objectifs atteints et pour l’année complète travaillée;

– The gross amount of variable remuneration that may be paid to the Employee would be equal to seventy five thousand Euros (€75,000.00) at 100% targets achieved and for full year worked;

–   Si le Salarié dépassait les objectifs individuels fixes au titre de l’année de référence, le Salarié percevrait un montant de rémunération variable supplémentaire conformément aux conditions et modalités de calcul détaillées dans ledit Plan de Rémunération Variable;

–   If the Employee would go beyond the set individual objectives for the reference year, the Employee would earn additional commission in accordance with the conditions and method of calculations as detailed in the said Commission Plan;

– En cas d’année incomplète, ce montant sera proratisé;	– In case of incomplete year, this amount will be prorated;
– Le montant de rémunération variable sera payé trimestriellement conformément aux modalités de paiement déterminées dans le Plan de Rémunération Variable.	– The amount of commissions will be paid on a quarterly basis in accordance with the conditions of payment as determined in the Commission Plan.
6.3 Avances sur rémunération variable garantie	6.3 Advances on guaranteed commissions

A titre exceptionnel, la Société s’engage à verser au Salarié une avance sur rémunération variable garantie durant les deux premiers trimestres de son emploi au sein de la Société, d’un montant trimestriel bmt de dix-huit-mille- sept-cent-cinquante euros (18.750,00€). Le paiement de l’avance sur rémunération variable garantie sera effectué au terme de chaque mois durant les deux premiers

On an exceptional basis, the Company commits to pay to the Employee an advance on guaranteed variable remuneration during the first two quarters of his employment within the Company, of a gross quarterly amount of eighteen thousand seven hundred fifty Euros (€18,750.00). The payment of the advance on guaranteed variable remuneration will be made at the end of each month during the first two

trimestres de l’emploi du Salarié au sein de la Société, soit un paiement mensuel brut de six-mille-deux-cent-cinquante euros (6.250,00€).	quarters of his employment within the Company that is a gross monthly payment of six thousand two hundred fifty Euros (€6,250.00).

Toute rémunération variable à laquelle le Salarié pourrait prétendre pendant sa première année d’activité, au titre de l’atteinte de ses objectifs et dans les conditions exposées dans le « Plan de Rémunération Variable, Vice-Président Ventes Internationales », sera imputée en premier lieu sur ces avances sur rémunération variable garantie et le Salarié recevra en sus des avances, seulement la partie de rémunération variable excédant le montant des avances versées.

Any variable remuneration which could claim the Employee during his first year of employment under his goals achievement and conditions set out in the “VP Int’l Sales Commission Plan”, will be charged firstly on these advances on guaranteed commissions and the Employee will receive on top of advances only the part of the variable remuneration exceeding the amount of advances paid.

Artide 7 - Frais professionnels	Artide 7 - Professional Expenses

7.1     Les frais professionnels raisonnables engagés à juste titre par le Salarié dans le cadre de l’exercice de ses fonctions en vertu du présent contrat et dans le respect de la politique de la Société en matière de frais professionnels en vigueur au moment où le Salarié aura exposé lesdits frais professionnels, lui seront remboursés dans la limite prévue par ladite politique. Ce remboursement s’effectuera à la condition que le Salarié présente les factures, reçus ou documents justificatifs des dépenses réclamées.

7.1     The Employee shall be reimbursed all reasonable and expenses properly incurred in the discharge of the Employee’s duties in accordance with this contract and in compliance with the Company’s policy regarding professional expenses as applicable at the time where professional expenses will have been incurred by the Employee, will be reimbursed to him within the limit of the said policy. As a pre-condition of payment, the Employee will be expected to produce vouchers, receipts, or other evidence of the expenses in respect of which the Employee claims reimbursement.

7.2     Le Salarié devra utiliser son véhicule personnel pour des déplacements professionnels. La Société lui versera une indemnité véhicule d’un montant mensuel brut de mille- sept-cents euros (1.700,00€), afin de le compenser pour tous les frais occasionnés par l’utilisation de son véhicule à titre professionnel.

7.2     The Employee will be required to use his personal car for professional trips. The Company will pay the Employee a gross monthly car allowance of one thousand seven hundred Euros (€1,700.00) in order to compensate the Employee for all expenses related to the use of his car during the performance of his duties.

Cette allocation sera intégralement soumise à charges sociales.	This allowance will be subject to social contributions.

Le Salarié doit être possesseur des documents nécessaires à la conduite du véhicule utilisé, et être régulièrement couvert par une assurance comportant obligatoirement une clause garantissant l’employeur contre le recours de la compagnie d’assurances ou des tiers.

The Employee must be in possession of the necessary documents to be able to drive the said vehicle and be properly covered by an insurance policy, which must include a clause guaranteeing the employer against any recourse by the insurance company or by third parties.

Le Salarié devra communiquer à la Société une copie de son permis de conduire et de l’assurance du véhicule. Le Salarié s’engage à informer immédiatement la Société de toute modification ultérieure dans la validité de ces documents.

The Employee must provide to the Company a copy of his driver’s license and car insurance. The Employee commits to inform the Company immediately of any change in the validity of these documents.

7.3     Les frais engendrés par l’utilisation de son domicile à titre professionnel (chauffage, électricité, internet) seront pris en charge forfaitairement par la Société par le versement d’une indemnité forfaitaire mensuelle d’un montant brut de cent-soixante-quinze euros (175,00 €) au Salarié. Cette indemnité forfaitaire sera soumise à cotisations sociales.

7.3     Expenses incurred by the use of a home office (heating, electricity, internet) will be supported on a flat-rate basis by the Company by payment of a gross monthly lump sum of one hundred seventy five euros (€175.00) to the Employee. This lump sum will be subject to social contributions.

Le Salarié a été informé de ce qu’il devra prévenir sa compagnie d’assurance de l’utilisation de son logement à titre professionnel. Dans le cas où le contrat d’assurance devrait être modifié, le Salarié transmettra à la Société le contrat d’assurance en vigueur avant l’utilisation du domicile à titre professionnel et le contrat d’assurance éventuellement modifié. Dans le cas où le coût de l’assurance augmenterait suite à la déclaration de l’activité professionnelle auprès de la compagnie d’assurance, la Société remboursera le différentiel au Salarié.

The Employee has been informed that he will have to tell to his insurance company that he will use his accommodation for professional purposes. If the insurance contract has to be modified, the Employee will communicate to the Company the effective insurance contract before the use of his accommodation for professional purposes and the insurance contract possibly modified. If the insurance cost would increase following the professional activity communication to the insurance company, the Company would reimburse the differential to the Employee.

7.4     Le Salarié souscrira un abonnement téléphonique dédié à l’utilisation du téléphone portable mis à sa disposition par la Société dans le cadre de l’exécution de ses fonctions. La Société lui remboursera le montant de l’abonnement sur présentation d’une note de frais accompagnée de la facture mensuelle correspondante. Le montant versé au Salarié au titre du remboursement de l’abonnement

7.4     The Employee will subscribe a phone subscription dedicated to the use of the cell phone put at his disposal by the Company for the performance of his duties. The Company will reimburse to him the amount of the subscription upon presentation of an expense report with the corresponding monthly bill. The amount paid to the Employee for the reimbursement of the phone subscription will

téléphonique sera exonéré de charges sociales conformément à la réglementation en vigueur en la matière, soit actuellement à hauteur de 50% du montant remboursé, à moins que le Salarié soit en mesure de démontrer que l’intégralité des appels téléphoniques est de nature professionnelle. Dans ce cas, conformément à la réglementation applicable à la date de signature du présent contrat de travail, 100% du montant remboursé serait exonéré de charges sociales. A cet effet, le Salarié devra être en mesure de communiquer à la Société la liste mensuelle des appels téléphoniques et d’identifier chaque appel comme se rapportant à l’exécution de ses fonctions au titre du présent contrat de iravail.

be exempted from social contributions in accordance with the applicable regulation in this domain that is currently up to 50% of the reimbursed amount, except if the Employee is able to prove that all phone calls are work-related. In this case, in accordance with the applicable regulation at the time of signature of this employment contract, 100% of the reimbursed amount would be exempted from social contributions. To this effect, the Employee shall be able to communicate to the Company the monthly list of phone calls and identify each call as being related to the performance of his duties under this employment contract.

Article 8 - Equipement	Article 8 - Equipment

8.1 Le Salarié bénéficiera, à des fins exclusivement professionnelles, de l’équipement nécessaire au bon accomplissement de ses fonctions:	8.1 The Employee will be provided, only for professional- related purposes, with the necessary equipment for the proper performance of his functions:

– un ordinateur portable; – un Ipad; – un téléphone portable.	– a laptop computer; – an Ipad; – a cell phone.

Tous ces équipements demeurent la propriété de la Société, y compris le téléphone portable que le Salarié aura acheté et dont la Société lui aura remboursé le coût d’achat sur présentation de la facture correspondante. La Société qui aura remboursé le prix d’achat du téléphone portable au Salarié, en deviendra propriétaire, ce que le Salarié reconnaît et accepte expressément par la signature du présent contrat de travail.

The above mentioned equipment will remain in the property of the Company, including the cell phone that the Employee will have bought and of which the Company will have reimbursed to him the purchase cost upon presentation of corresponding invoice. The Company which will have reimbursed the purchase cost of the cell phone to the Employee will become its owner that the Employee expressly acknowledges and agrees by signing this employment contract.

Le Salarié n’est pas autorisé à utiliser ces équipements à des fins personnelles, sauf en cas d’urgence.	The Employee is not authorized to use such equipment for personal purposes except in case of emergency,

Le Salarié s’engage à maintenir ces équipements en bon état de marche et d’entretien.	The Employee undertakes to maintain the equipment in good working order and state of repair.
L’installation, la maintenance et l’assurance du matériel professionnel mis à la disposition du Salarié seront pris en charge par la Société.	The installation, the maintenance and the insurance of the professional equipment provided to the Employee will be supported by the Company.

8.2 Le Salarié déclare que son logement est compatible avec une utilisation à titre professionnelle dans la mesure où il existe un espace réservé au trav ail.	8.2 The Employee declares that his housing is compatible with a use for professional purposes in that there is a space dedicated to work.

Le Salarié déclare également la conformité des installations électriques avec la réglementation en vigueur.	The Employee also states the conformity of electrical equipment with the regulations in force.

8.3     La Société pourra être amenée à contrôler, dans le respect de la législation applicable et dans le but d’assurer la protection de son système informatique, l’utilisation faite par le Salarié des équipements et outils informatiques et de communication mis à sa disposition par la Société dans le cadre de l’exécution de ses fonctions.

8.3     The Company may have to control in compliance with applicable legislation and in order to ensure the protection of its IT system the use made by the Employee of IT and communication equipment and tools put at his disposal by the Company in the framework of the performance of his duties.

Article 9 - Obligations professionnelles

9.1     Le Salarié s’interdit, pendant la durée du présent contrat, de s’intéresser, directement ou indirectement, de quelque manière ou à quelque titre que ce soit, à toute activité qui serait susceptible de concurrencer les activités de la Société.

Article 9 - Professional duties

9.1     The Employee undertakes, during the term of this Contract, not to take any interest, directly or indirectly, by whatever means or capacity, in any professional activity, which is likely to compete with those of the Company.

9.2     Les cadeaux et autres avantages reçus de la part de tiers, en particulier des partenaires d’affaires de la Société, qui pourraient se rapporter aux fonctions exercées par le Salarié au sein de la Société, devront être immédiatement refusés par le Salarié ou remis à la Société.

9.2     Gifts and other benefits from third parties, especially from business partners of Company, which might relate to Employee’s services for the Company, shall be immediately rejected by Employee or be handed over to Company.

9.3 A la cessation de son emploi, ou sur toute demande de la Société, le Salarié restituera tous les biens qui appartiennent à la	9.3 Upon termination of his contract, or on the Company’s request at any time, the Employee shall return all the Company’s

Société et, notamment, tout document original, copie et reproduction totale ou partielle, de tous les documents, données et informations, sous quelque forme que ce soit, concernant la situation économique de la Société et de son groupe, ses actions marketing et de publicité, ses marques, inventions, secrets commerciaux, ou les activités de recherche, développement, création, présentes el à venir de la Société.

property including but not limited to any original document, copy and full or partial reproduction, of any documents, data and information, in any form, regarding the Company’s economic situation and that of its group, its marketing campaigns and its advertising, its brands, inventions, business secrets, or its research, development, creation work, whether present or future.

Article 10- Confidentialité - Non divulgation

Le Salarié reconnaît que son engagement par’ la Société établira entre eux une relation de confiance, et que l’utilisation ou la divulgation non autorisée de renseignements confidentiels concernant la Société, le groupe Vapotlierm, ou des sociétés affiliées existantes ou à créer, relatifs aux affaires de celles-ci, à leurs clients, leurs fournisseurs, leurs produits, ou à leurs méthodes de travail pourrait porter préjudice à la Société.

Article 10- Confidentiality -Non disclosure

The Employee acknowledges that his engagement by the Company will establish a relationship of trust and that the unauthorized use or disclosure of confidential information about the Company, the group Vapotherm, or existing or future affiliated companies, relating to the business thereof, that of their clients, suppliers, products or work methods may be harmful to the Company.

Le Salarié s’engage à conserver strictement confidentiel des documents, données et informations, sous quelque forme que ce soit, notamment ceux concernant:	The Employee agrees to keep strictly confidential documents, data and information in any form including those relating:

– la situation économique et financière de la Société et de son groupe, ses actions de vente, marketing et de publicité, ses secrets commerciaux,	– To the economic and financial position of the Company and its group, its sales, marketing and advertising actions, its business secrets,

– ses processus confidentiels, techniques, secrets de fabrique, savoir faire, brevets, marques, méthodes, systèmes, capacités opérationnelles, logiciels, matériel informatique,	– Its confidential, technical processes, its manufacturing secrets, know how, patents, brands, methods, systems, operational capabilities, software, hardware,

– ses activités de recherche, développement, création, création de logiciel, ses inventions, appareils, découvertes, concepts, idées, formules, ainsi que toute amélioration ou modification de ceux-ci,	– Its research and development work, its creation work, software development, its inventions, machines, discoveries, concepts, ideas, formulas, as well as any improvement thereof or change therein,

– ses listes de clients présents et à venir de la Société, du Groupe et de ses sociétés affiliées.	– Client lists, whether present or future, of the Company, the Group and its affiliated companies.

Le Salarié s’engage formellement à ne pas utiliser ni divulguer à qui que ce soit, de tels documents, données ou informations, en dehors de ce qui lui est strictement nécessaire pour l’exercice de ses fonctions et dans ce cas s’engage à respecter les règles en matière de sécurité et confidentialité en vigueur au sein de la Société au moment de l’utilisation ou de la divulgation de tels documents, données ou informations.

The Employee formally agrees not to use or disclose to anyone any such documents, data or information, except as absolutely required for the performance of his duties and in this case commits to comply with the policies in the domain of security and confidentiality applicable within the Company at the time of use or disclose of such documents, data or information.

Le Salarié s’engage à respecter scrupuleusement cette obligation de secret, de confidentialité et de discrétion pendant toute la durée de son engagement, et dix ans après la rupture du présent contrat, quelle qu’en soit la cause.

The Employee agrees to comply with this secrecy, confidentiality and discretion clause throughout the term of his contract and ten years after the termination thereof, whatever the cause thereof.

Le Salarié s’engage de plus fort à ne pas utiliser ces connaissances à son profit, et se déclare à cet effet lié par le secret professionnel le plus absolu.	The Employee agrees additionally not to use such knowledge for his own profit, and states that he is bound for that purpose by utmost secrecy.

Le Salarié a pris connaissance à la signature du présent contrat, des pénalités encourues, notamment aux termes de l’article L. 1227-1 du Code du travail.	The Employee is aware upon executing this contract, of penalties incurred, including under article L. 1227-1 of the Labour Code.

Article 11 - Inventions

11.1    Inventions de mission

Dans l’hypothèse où les fonctions du Salarié consisteraient en tout ou partie en la réalisation d’inventions, qu’elles soient brevetables ou non, elles appartiendront à la Société dès lors qu’elles auront été réalisées par lui en exécution du présent contrat, conformément à l’article L. 611-7-1° du Code de la propriété intellectuelle français. La Société sera en conséquence seule habilitée le cas échéant à en assurer la protection ou la défense.

Article 11 - Inventions

11.1    Assignment Inventions

Should the employment functions of the Employee comprise an inventive assignment, in whole or part, whether patentable or not, the inventions resulting there from shall be the exclusive property of the Company if they have been made within the performance of this contract, in accordance with the provisions of article L. 611-7-1° of the French Intellectual Property Code. The Company shall solely be entitled if need be to protect and defend these inventions.
11.2 Inventions hors mission attnbuables	11.2 Non-assignment but Attributable Inventions

Conformément à l’article L. 611-7-2° du Code de la propriété intellectuelle, la Société aura le droit de se faire attribuer la propriété ou la jouissance, en tout ou en partie, des droits attachés aux brevets protégeant tes inventions hors mission qui seront réalisées par le Salarié seul ou avec l’aide de tiers, pendant la durée de ses fonctions, soit dans le cours de l’exécution de ses fonctions, soit dans le domaine de l’activité de la Société qui est celui du développement, de la fabrication, de la commercialisation et de la distribution de technologie de dispositifs médicaux, soit par la connaissance ou l’utilisation des techniques ou de moyens spécifiques à la Société ou de données procurées par elle.

In accordance with the provisions of article L. 611-7-2° of the French Intellectual Property Code, the Company shall be entitled to be assigned the ownership, in whole or part of all rights relating to the patents covering non-assignment inventions, which have been made by the Employee, alone or with a third party’s assistance, during performance of this contract, either in the course of his duties or within the field of the Company’s activities, which is the development, manufacture, commercialization, and distribution of medical device technology, or by knowledge or use of the Company’s technologies or specific means or of data provided by the Company.

11.3 Inventions hors mission non attribuables	11.3 Non-assignment and non-attributable Inventions

Pour le cas où le Salarié réaliserait une invention ne relevant pas de l’une des deux catégories qui précèdent et sans préjudice de l’obligation de déclaration visée ci-après, les Parties se rencontreront afin d’envisager les conditions de cession de ladite invention. L’article 11.5 ne trouve pas application dans ce cadre.

In the event the Employee would make an invention which would not fall within one of the two aforesaid categories and without prejudice to the obligation to declare said invention as provided hereinafter, the Parties shall meet to consider the condition of assignment of said invention to the Company. Section 11.5 does not apply in this specific case.

11.4 Classement des Inventions	11.4 Classification of Inventions

Le Salarié s’engage, conformément à l’article R. 611-1, Ier alinéa du Code de la propriété intellectuelle à déclarer immédiatement à la Société, par lettre recommandée avec accusé de réception, toutes les inventions dont il sera l’auteur ou le coauteur pendant la période d’exécution du présent contrat, qu’il s’agisse d’inventions de mission ou hors mission,

According to the provisions of article R. 611-1-1° of the French Intellectual Property Code, the Employee shall declare immediately to the Company, by registered letter with acknowledgement of receipt, of all inventions made by him or as a co-invenlor during performance of this contract, whether assignment or non-assignment inventions,

désignées par lui comme étant atlribuables ou non attribuables.	designated by him as being attributable or not attributable.

Cette déclaration devra contenir toutes les informations nécessaires en sa possession pour permettre à la Société d’apprécier le classement de l’invention, conformément à l’article R. 611-2 dudit Code.

This declaration shall comprise all necessary information he holds for the purposes of assisting the Company in the classification of the invention, in accordance with the provisions of article R. 611-2 of the French Intellectual Property Code.

Dans tous les cas, la déclaration d’invention du Salarié devra contenir les éléments suivants:	In any cases, the declaration of invention of the Employee will have to contain the following information:

–   Le classement de l’invention tel qu’il apparaît au Salarié;

–   L’objet de l’invention ainsi que les applications envisagées;

–   Les circonstances de sa réalisation, par exemple: toutes instructions ou directives reçues, expériences ou travaux de l’entreprise utilisés, collaborations obtenues, etc.

–   The category of the invention according to the Employee:

–   The subject of the invention and the contemplated applications;

–   The circumstances of its creation, for example: any instructions and directives received, use of experimentations or works of the Company, collaboration obtained…;

De plus, lorsque le classement implique le droit d’attribution prévu par la loi (l’article L. 611-7-2° précité relatif aux « inventions hors mission attribuables »), le Salarié s’engage à donner à la Société une description complète de l’invention en cause dans sa déclaration d’invention exposant:

In addition, should the classification implies the attribution right provided for by law (as defined in the aforesaid article L. 611-7-2° relating to “Non-assignment but Attributable Inventions”), the Employee shall provide the Company with a complete description of the invention concerned in his declaration of invention detailing:

– Le problème posé compte tenu de l’état de la technique, à savoir l’ensemble des informations accessibles antérieurement au public, sous quelque forme que ce soit;	– The problem raised taking into account the state of the prior art, that is to say all information, in any form, previously available to the public;
– La solution apportée au problème;	– The solution found to such problem;
– Au moins un exemple de réalisation de l’invention, accompagné éventuellement de dessins.	– At least one copy of the creation together with drawings if possible.

Dans tous les cas, le Salarié s’engage à effectuer toutes les formalités requises et à communiquer toutes les informations nécessaires afin de permettre à la Société, le cas échéant, de déposer les demandes de brevet couvrant les inventions concernées au nom de la Société.

In all cases, the Employee commits to perform all required formalities and to communicate all necessary information in order to allow the Company, as the case may be, to file the patent applications covering concerned inventions in the name of the Company.

Les deux Parties s’engagent à ne pas divulguer l’invention tant qu’il n’aura pas été statué définitivement sur son classement ou selon le cas tant que la demande de brevet n’aura pas été déposée ou que l’autorisation de divulgation n’aura pas été accordée par la Défense nationale.

The Parties shall not disclose the invention until it has been definitively decided of the classification of the invention or as the case may be until the patent application has been filed or that the disclosure authorization has been granted by the National Defense.

11.5 Complément de rémunération	11.5 Extra compensation

Il est rappelé que la rémunération supplémentaire au titre des inventions est due uniquement aux salariés qui font partie de l’effectif de ¡’entreprise à la date de conception de l’invention. Il est entendu que sauf stipulations spécifiques au sein de la déclaration de classement de l’invention, en cas de pluralité d’inventeurs pour une même invention, leur contribution sera considérée comme égalitaire.

As a reminder, additional remuneration in respect of inventions is due only to employees part of the Company at the time of creation of the invention, Except otherwise stated in the invention classification declaration form and in case of multiplicity of inventors for the same invention, their contribution is deemed equal.

La rétribution du salarié sera déterminée selon les dispositions de la convention collective applicable.	Additional remuneration will be determined according to the dispositions of the applicable collective bargaining agreement.

11.6 Inventions réalisées antérieurement au contrat de travail	11.6 Inventions made previously to the employment contract

En outre, le Salarié fournira à la Société une liste décrivant toutes les inventions lui appartenant et réalisées par lui précédemment au présent contrat de travail qu’il souhaite soustraire à celte clause. A défaut d’une telle liste, le Salarié reconnaît qu’il ne possède à ce jour aucun droit sur une quelconque invention.

Furthermore, the Employee will provide the Company with a list describing all inventions belonging to him and made by him prior to his employment with the Company that he wishes to have excluded from this clause. If no such list is communicated, the Employee acknowledges that he is entitled to no invention rights to date.

Article 12 - Droits d’Auteur	Article 12- Copyrights

12.1    Sans préjudice des dispositions des articles L. 113-2 et L. 113-5 du Code de la propriété intellectuelle français relatives aux oeuvres collectives et des dispositions de l’article 113-9 du même Code afférentes aux logiciels et à leur documentation, le Salarié cède, de manière automatique et à titre exclusif, à la Société tous ses droits d’auteur sur les créations réalisées par lui en exécution du présent contrat (ci-après « les Créations »).

12.1    Notwithstanding the provisions of article L. 113-2 and L. 113-5 of the French Intellectual Property Code relating to collective creations (‘‘oeuvres collectives”) and those of article 113-9 of the aforementioned Code regarding software and their documentation, the Employee undertakes to assign automatically and on an exclusive basis to the Company all intellectual property rights relating to the creations made by him within the framework of this contract (hereinafter “the Creations”).

12.2    Tous les droits de propriété intellectuelle qui résulteraient de l’exécution du présent contrat ou trouveraient leur source au cours de celle-ci, sont la propriété exclusive de la Société qui sera seule habilitée à en assurer, le cas échéant, la protection ou la défense.

12.2    All intellectual property rights arising out from or during performance of this contract shall be the exclusive property of Company which shall be solely entitled to protect and defend the intellectual property rights on the Creations.

Les projets, textes, ébauches, illustrations, dessins, supports des Créations, sont cédés à la Société en même temps que lui seront transmis les droits de propriété intellectuelle dont ces documents sont les supports.

Thus, all projects, texts, drawings and all elements as well as any media thereof of the Creations shall be assigned to the Company along with all intellectual property rights.

Le Salarié s’engage à transmettre, à première demande de la Société, l’ensemble des documents en sa possession.	The Employee shall deliver, upon first request of the Company, all the documents he holds.

Le Salarié s’engage à ne pas reproduire ou représenter et plus généralement utiliser, directement ou indirectement, les Créations, en tout ou en partie, ou des copies ou oeuvres dérivées des Créations, sans l’accord préalable et écrit de la Société. A ce titre, le Salarié s’engage à ne pas contester, de quelque manière que ce soit et à quelque titre que ce soit, les droits précités.

The Employee shall not be entitled to reproduce, directly or indirectly, the Creations, or to use the Creations or copies or derivative creations thereof, in whole or part, without prior and written consent of the Company, In this respect, the Employee undertakes not to carry out any steps whatsoever which might challenge the aforementioned rights.

12.3 La Société aura ainsi un droit exclusif d’exploitation, d’adaptation et de traduction	12.3 The Company shall therefore have an exclusive right to exploit, adapt, use and

des Créations, sans contestation possible par le Salarié.	translate the Creations, the Employee being not entitled to challenge such rights,

La présente cession est consentie sur une base exclusive, pour le monde entier et pour la durée maximale légale de protection des droits d’auteur et en contrepartie du montant forfaitaire inclus dans son salaire.

The foregoing assignment is made on an exclusive basis, worldwide, and for the maximum legal duration provided for the protection of intellectual property rights and in consideration of the fixed amount included in his salary.

Cette cession a pour objet:	The assignment includes:

➢ le droit de reproduction; droit de reproduire tout ou partie des Créations sur tout support présent ou à venir, notamment papier, numérique, informatique ou en ligne et ce, pour toute destination ou exploitation, notamment à. titre d’information ou commercial,

➢ the right of reproduction: the right to reproduce the Creations, in whole or part, on any existing or future media notably on paper, digital, computer or on line, for any destination or operation notably for information or commercial purposes;

➢ le droit d’adaptation: le droit d’adapter tout ou partie des Créations sous toutes formes graphiques et/ou sous tout environnement, notamment en ligne et ce, pour toute destination ou exploitation, notamment à titre d’information ou commercial,

➢ the right of adaptation: the right to adapt the Creations, in whole or part, under any graphic form and/or environment, notably on line, for any destination or operation notably for information or commercial purposes;

➢ le droit de traduction: le droit de traduire tout ou partie des Créations en toute langue et ce, pour toute destination ou exploitation, notamment à titre d’information ou commercial,	➢ the right of translation: the right to translate the Creations, in whole or part, into any language, for any destination or operation notably for information or commercial purposes;

➢ le droit de représentation: le droit de représenter tout ou partie des Créations par tout support de communication présent ou à venir, notamment papier, informatique, en ligne, par voie hertzienne, câble ou satellite et ce, pour toute destination ou exploitation, notamment à titre d’information ou commercial.

➢ the right to represent the Creations, in whole or part, by any existing or future means of communication, notably on paper, digital, on line, hertzian, cable or satellite media, for any destination or operation notably for information or commercial purposes.

Article 13 - Non-sollicitation	Article 13 - Non-solicitation

Le Salarié s’interdit pendant la durée de son emploi au sein de la Société et pendant une période de douze mois à compter de la date de son départ effectif de la Société, de solliciter tout salarié de la Société, en vue de l’embaucher ou de le faire embaucher par un tiers avec lequel il est en relation d’affaires ou d’inciter tout salarié de la Société à accepter un autre emploi ou à quitter la Société.

The Employee shall refrain, during the term of his work within the Company and for a period of twelve months as from the date of his leaving the Company from soliciting any employee of the Company, in order to hire him or have him hire by any third party with which he is in a business relationship, or encouraging any employee of the Company to accept another position or to leave the Company.

Article 14 - Non-concurrence	Article 14 - Non-competition

Compte tenu de la nature de ses fonctions, le Salarié s’interdit:	Considering the nature of his duties, the Employee shall refrain:

– d’entrer au service d’une entreprise concevant, fabriquant ou commercialisant les produits et services pouvant concurrencer ceux de la Société;	– From working for another company that makes or markets products and services likely to compete with the Company’s;

– de s’intéresser directement ou indirectement et sous quelque forme que ce soit à une entreprise de cet ordre	– From taking any direct or indirect interest in any form in any such company.

Cette interdiction s’appliquera en cas de cessation du présent contrat, quelle qu’en soit la cause. Elle est limitée à une période de douze (12) mois à compter du jour de la cessation effective du contrat. Elle couvre les territoires de la France Métropolitaine et de l’Allemagne

This clause shall also apply after termination of this contract, whatever the reason therefor. It shall be limited to a period of twelve (12) months as from the day of the effective termination of the contract. It shall apply to the territories of Continental France and Germany.

En contrepartie de l’obligation de non-concurrence prévue ci-dessus, et conformément aux dispositions de la convention collective applicable, le Salarié percevra après la cessation effective de son contrat et pendant toute la durée de cette interdiction, une indemnité mensuelle égale à cinq dixièmes de la moyenne mensuelle des appointements ainsi que des avantages et gratifications contractuels dont le Salarié a bénéficié au cours de ses douze derniers mois de présence dans la Société. En cas de

In consideration for the non competition duty specified above, and in accordance with the dispositions of the applicable collective bargaining agreement, the Employee shall receive after the effective termination of his contract and throughout the whole duration of such non competition, a monthly indemnity equal to five tenths of the average of the monthly salary and contractual benefits and bonuses which the Employee will have received during the twelve last months of presence in the Company. In the event of licenciement du Salarié, cette indemnité sera portée à six dixièmes de celte moyenne tant que le Salarié n’a pas retrouvé un nouvel emploi et dans la limite de la durée de non concurrence.

termination of the contract by the Company, this indemnity will be equal to six tenths of this average for as long as the Employee is without employment and limited to the duration of the non competition duty.

La Société pourra cependant libérer le Salarié de l’interdiction de concurrence, et par là même se dégager du paiement de l’indemnité prévue en contrepartie, soit à tout moment au cours de l’exécution du contrat, soit à l’occasion de sa cessation.

The Company may however exempt the Employee from the non competition clause and thereby exempt itself from the payment of the specified indemnity in exchange thereof, either at any time during the performance of the contract or upon the termination thereof.

Dans ce dernier cas, la Société s’engage à notifier au Salarié sa décision par écrit, au plus tard dans les huit jours suivant la notification de la rupture du contrat de travail.	In the latter case, the Company agrees to notify its decision to the Employee in writing, at the latest within 8 days of notification of termination of the employment contract.

Si le Salarié viole son obligation de non concurrence, la Société ne sera plus tenue de payer la contrepartie financière au Salarié et celui-ci devra rembourser à la Société tout montant qu’il aurait reçu à ce titre.

If the Employee breaches the non-competition obligation, the Company will no longer be required to pay the gross monthly indemnity to him and the Employee will be required to reimburse the Company for any amount that he may have been granted in this respect.

L’attribution de cette somme à la Société ne préjudiciera pas du droit que celle-ci se réserve de demander réparation du préjudice financier et moral qu’elle aura subi et de demander aux tribunaux compétents de faire ordonner sous astreinte la cessation de la concurrence faite en violation des dispositions ci-dessus.

This payment shall not impinge upon the rights of the Company to seek reparation from for the financial and moral prejudices suffered and to request the relevant court to grant an injunction to enforce the Employee to cease the competing activity.

Article 15 - Cotisés payés	Article 15 - Paid vacation

Le Salarié aura droit aux congés payés prévus par la loi et la Convention Collective applicable. Le Salarié s’engage à informer la Société de ses souhaits de congés au moins quatre semaines à l’avance pour des congés d’une semaine ou plus, et au moins quinze jours à l’avance pour des congés de un à quatre jours consécutifs.

The Employee shall be entitled to paid vacation provided for by the law and by the applicable Collective Bargaining Agreement. The Employee agrees to inform the Company of his holiday wishes at least four weeks in advance for vacation of one week or more and at least two weeks in advance for vacation of one to 4 consecutive days.

Article 16 - Absence, maladie, accident durant le télétravail	Article 16 - Leave, sickness, accident during telecommuting

16.1    Le Salarié s’engage à informer immédiatement la Société de tout empêchement d’exercer ses fonctions, en indiquant les motifs et la durée prévoie de cette absence et à produire dans les 48 heures en cas d’arrêt de travail prescrit par un médecin, le certificat médical qui lui aura été délivré.

16.1    The Employee agrees to inform the Company immediately of any prevention from performing his duties, indicating the reasons and duration of his leave, and to provide in the event of sick leave a doctor’s certificate within 48 hours.

En cas de prolongation d’un arrêt de travail initial, le Salarié s’engage à informer immédiatement la Société de l’existence et de la durée de cette prolongation et à produire l’arrêt de prolongation dans les 48 heures.

In the event of an extension of an initial sick leave, the Employee agrees to inform the Company immediately of the existence and duration of the extension and to provide a doctor’s certificate within 48 hours.

16.2 En cas d’accident à son domicile durant les jours de travail, le Salarié doit en informer la Société dans les 48 heures et transmettre à la Société, le cas échéant, un certificat médical.	16.2 In the case of an accident at his home during the telecommuting, the Employee must inform the Company within 48 hours and communicate to the Company a medical certificate if necessary.
Article 17 - Régimes de retraite - Prévoyance - Mutuelle	Article 17- Pension schemes - Contingency - Insurance
Par son embauche, le Salarié adhérera aux régimes de retraite, et autres régimes de prévoyance ou mutuelle collectifs obligatoires, en vigueur ou à venir dans la Société en France.

In being hired, the Employee shall become a member of any applicable or future mandatory collective pension schemes and other mandatory collective insurance or contingency schemes of the Company in France.

Article 18- Protection des Données Personnelles	Article 18 - Data Protection

Pour les besoins de la gestion de ses ressources humaines et de l’exécution du présent Contrat de travail, le Salarié accepte que la Société, ainsi que toute personne qu’elle mandate à ces fins, procède à la mise en œuvre de traitements automatisés des données personnelles le concernant.

For the needs of human resources management and for the execution of the current Employment contract, the Employee accepts that the Company and any person mandated for this purpose proceed to the automatized treatment of personal data related to him.

Le Salarié accepte que ses données personnelles soient communiquées aux services de la Société intéressés par la gestion	The Employee accepts his personal data to be communicated to the departments of the Company interested by human resources

des ressources humaines et à toute personne qu’elle mandate à cette fin.	management and any other person mandated for this purpose.

Le Salarié accepte également, pour les finalités précitées, que ses données personnelles fassent l’objet d’un transfert en dehors de l’Union européenne de la part de la Société et à destination de toute entité du groupe auquel elle apparlient, ainsi que de la part de toute personne mandatée par l’une ou l’autre d’entre elles.

The Employee also agrees, for the foresaid purposes, to the transfer of his personal data outside of the European Union from the Company to the destination of any entity of the group which it belongs, and from any person mandated by one or the other of them.

Conformément aux dispositions de la loi n° 78-17 modifiée du 6 janvier 1978, le Salarié dispose d’un droit d’accès, d’opposition, sous réserve d’un motif légitime, de rectification et de suppression des données personnelles le concernant, auprès du service en charge de la gestion des ressources humaines ou de toute personne mandatée par la Société à cet effet. Ce service, ou, le cas échéant, la personne mandatée par la Société, est également compétent pour répondre aux questions concernant les traitements automatisés mis en œuvre au sein de la Société à partir des données personnelles concernant le Salarié.

In accordance with the dispositions of the law n° 78-17 modified of January 6th 1978, the Employee has a right of access, opposition subject to a legitimate reason, rectification, and removal of personal data related to him, with the department in charge of human resources management or any person mandated by the Company for this purpose. This department, or as the case may be, the person mandated by the Company, is also competent to answer to questions regarding the automatized treatment implemented within the Company from the personal data related to the Employee.

Article 19- Dispositions diverses	Article 19 - Various provisions

19.1     Le Salarié s’engage à faire connaître à la Société toute modification dans sa situation personnelle pouvant avoir des conséquences dans la gestion de son dossier social (adresse, situation familiale, etc).

19.1 The Employee agrees to inform the Company of any change in his personal situation that could have consequences on the handling of his employee file (address, marital or family status, etc.).

19.2     Le Salarié reconnaît expressément que le présent contrat annule et remplace toute offre d’emploi ou contrat de travail ou autre document contractuel signé antérieurement avec la Société, sa société mère ou Lune quelconque de ses sociétés affiliées.

19.2     The Employee formally recognises that this contract supersedes any offer of employment, employment contract or other contractual document previously signed with the Company, its parent company or any other affiliated company.

19.3 Dans le cas où une disposition du présent contrat de travail serait jugée illégale, invalide ou inopposable, ceci n’affecterait pas les autres dispositions dudit contrat.	19.3 Should any provisions of this employment contract be held by a court of law to be illegal, invalid or unenforceable, this would not affect the remaining provisions of this employment contract.

Article 20 - Langue	Article 20 - Language

La version définitive du présent contrat qui lie les Parties est fa version française, la version anglaise de ce contrat n’étant fournie qu’à litre d’information. En cas de contradiction entre les versions française et anglaise, la version française prévaudra

The definitive version of this Agreement that binds the Parties is the French language version, the English version being provided for information purposes only. In the event of a contradiction between the two versions, the French version shall prevail.

Fait à Paris, France, le 14/03/2016 En deux exemplaires originaux, /s/ Grégoire RAMADE *M. Grégoire RAMADE	Signed at Pans, France, on 14/03/2016 In two original copies. /s/ Grégoire RAMADE *MR Grégoire RAMADE
/s/ Joseph F. ARMY Pour Vapotherm, Inc. *M. Joseph F. ARMY Président Directeur Général *Visa manuscrit « bon pour accord »	/s/ Joseph F. ARMY For Vapotherm, Inc. *Mr. Joseph F. ARMY President, Chief Executive Officer *Handwrite « bon pour accord » ( « good for agreement

CONTRAT DE TRAVAIL A DUREE INDETERMINEE

INDEFINITE TERM EMPLOYMENT CONTRACT

Annexe jointe: descriptif de poste / Appendix attached: job description

ANNEXE / APPENDIX

DESCRIPTIF DE POSTE / JOB DESCRIPTION

Le Vice-Président des Ventes Internationales est responsable de la réalisation des objectifs de cliiflxe d’affaires et du développement de marchés internationaux en accord avec la stratégie globale de la Société.

The Vice President of International Sales is responsible for achieving revenue targets and developing international markets in keeping with the Company’s global strategy.

Principales responsabilités:	Primary responsibilities:

– Construire et développer une Equipe de classe mondiale;	– Build and develop a world class Team;

– Diriger par l’exemple en accord avec notre culture d’entreprise;	– Lead by example in relation to our Company Culture;

– Personnaliser et livrer la stratégie de marché international et les objectifs de chaque marché à la fois pour les marchés existants et les marchés à pénétration insuffisante;	– Customize and deliver international market strategy and individual market goals for both existing and under penetrated markets;

– Réaliser le chiffre d’affaires, les ventes de produits, la marge brute et les objectifs OPEX;	– Achieve revenue, product sales, gross margin and OPEX targets;

–   Recruter, gérer, mesurer et évaluer tous les distributeurs. Veiller à ce que ces partenaires soient engagés, productifs et réalisent les objectifs trimestriels et annuels afin de développer la présence de la marque et d’accroître la part de marché;

– Recruit, manage, measure and evaluate all distributors. Ensure that these partners are engaged, productive and meeting quarterly and annual goals to grow brand presence and increase market share;

– Promouvoir les meilleures pratiques partagées parmi les partenaires distributeurs et fournir une formation continue régulière ainsi que soutien aux représentants des distributeurs à	– Leverage shared best practices among distributor partners, and provide regular ongoing education and support

travers des réunions, des webinaires et des cours en ligne;	for distributor reps through meetings, webinars and online classes;
– Travailler en étroite collaboration avec les équipes R&D, Marketing, Réglementation et Production afin d’assurer que les besoins des clients sont satisfaits en temps opportun.	– Work closely with the R&D, Marketing, Regulatory and Production teams to ensure Customer requirements are met on a timely basis.

Responsabilités supplémentaires:	Additional responsibilities:

– Engagement actif au sein de l’Equipe de Direction;	– Active engagement in Senior Leadership Team;

– Respect des principes directeurs et de la politique qualité de la Société;	– Adherence to Company’s Guiding Principles and Quality Policy;

– Fournir une excellente formation sur les produits et un soutien clinique aux partenaires distributeurs et commerciaux;	– Provide excellent product training and clinical support to distributors and sales partners;

– Attirer une clientèle d’excellence avec les partenaires intermédiaires et les leaders des courants de pensées cliniques;	– Engage in high Customer touch with channel partners and clinical thought leaders;

– Faire des suggestions pour le Développement Produit pour les produits existants et les nouveaux produits.	– Provide input on Product Development for current and new products.